As filed with the Securities and Exchange Commission on June 28, 2024

Registration No. 333-260152

Registration No. 333-46755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-260152

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-46755

UNDER

THE SECURITIES ACT OF 1933

TSR INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2635899
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

400 Oser Avenue
Hauppauge, NY 11788

(631) 231-0333

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Thomas Salerno
Chief Executive Officer
400 Oser Avenue, Suite 150
Hauppauge, NY 11788
Telephone: (631) 231-0333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence R. Bard, Esq.
Scott D. Museles, Esq.
Shulman Rogers, P.A.
12505 Park Potomac Ave, Suite 600
Potomac, MD 20854
Telephone: (301) 230-5200

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

TSR Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-3 as of the date hereof (the “Registration Statements”):

●	Registration No. 333-260152, filed with the Commission on October 8, 2021, which registered (i) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), from time to time in one or more offering, as shall have a maximum aggregate offering price not to exceed $5,000,000.

●	Registration No. 333-46755, filed with the Commission on February 23, 1998, which registered (i) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), from time to time in one or more offering, as shall have a maximum aggregate offering price not to exceed $16,046,250.

Pursuant to the Agreement and Plan of Merger, dated as of May 15, 2024, by and among Vienna Parent Corporation, an Indiana corporation (the “Parent”), Vienna Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on [June 28, 2024], upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, New York, on June 28, 2024.

TSR INC.

By:	/s/ Thomas Salerno
Name:	Thomas Salerno
Title:	Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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